hernan bas' 21.9% growth, explained

We've got an exciting new offering from Hernan Bas, who achieved early recognition from the tastemaking Rubell family, who donated the money for the Rubell Museum in Miami.

They own more than 7,200 objects in their personal collection!


RUBELL MUSEUM

Image courtesy of Rubell Museum

Bas' momentum is perhaps best captured by his record price growth of 21.9% annually since 2006. Compare his nominal price growth below:

May 2006: *For You It Has Come* sells for $90,000
November 2022: *The Dawn Of Modernity* sells for $2.68 million

While this sort of 30x return on not directly comparable works is improbable in the future, it does show the momentum that his market has built so far.

This chart helps you see how momentum is building by looking at the top hammer price (auction sale) he has received each year:


Yearly Top Hammer Price
2M
1.5M
1M
0.5M
0
140k
50k
90k
80k
60k
42k
180k
35k
85k
56k
62k
48k
220k
120k
250k
600k
2.2M
830k
2006
2008
2010
2012
2014
2016
2018
2020
2022

Source: Developed with Masterworks 'Record Price Growth' Data

Is your portfolio mainly blue-chip? If it is, you could consider adding an artist like Bas to add some prospective "alpha" to your existing investments. He's younger, more speculative, and likely has room to still grow.

You can find more data on Bas in this deal sheet.

Do you have questions?

40% SOLD OUT

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

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